AMENDMENT TO RIGHTS AGREEMENT

This Amendment, dated as of December 15, 2010 (this “Amendment”), is entered into by and between Saia, Inc., a Delaware corporation (formerly SCS Trasportation, Inc., and herein the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the successor agent of Mellon Investor Services LLC, and herein the “Rights Agent”), and amends the Rights Agreement, dated as of September 30, 2002, by and between SCS Transportation, Inc. and Mellon Investor Services, LLC (the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Company has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

A. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented as follows:

a.	By deleting “The “Final Expiration Date”, as used in this Rights Agreement, shall be September 30, 2012.”

b.	and replacing it with: “The “Final Expiration Date”, as used in this Rights Agreement, shall be December 15, 2010.”

B. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

C. Miscellaneous. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

D. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first set forth above.

Attest:		SAIA, INC.
By: /s/ James A. Darby		By: /s/ Richard D. O’Dell

Name: Title:	James A. Darby Secretary	Name: Title:	Richard D. O’Dell Chief Executive Officer
Attest:		COMPUTERSHARE TRUST COMPANY, N.A.
By: /s/ Tyler Haynes		By: /s/ Dennis V. Moccia

Name: Title:	Tyler Haynes Manager, Client Services	Name: Title:	Dennis V. Moccia Manager, Contract Administration